UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007

BIOSTEM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49933	95-4886472
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification No.)

200 HANNOVER PARK ROAD, SUITE 120, ATLANTA, GA 30350
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (770) 650-1733

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On or about May 23, 2007, BioStem, Inc.’s (“our,” “we,” and the “Company’s”) management became aware of certain unsolicited fax blast communications and a large advertisement in the USA Today, listing the Company’s name and including certain information regarding Cryobanks International, Inc.’s (“Cryobank’s”) proposed Merger with the Company.

Neither we nor our management were aware of, paid for, approved, and/or had any connection or knowledge of the recent unsolicited fax blast and USA Today advertisement discussing the Company and Cryobanks, prior to the release of such information.

We strongly caution potential investors against relying on any disclosures made in any faxes and/or advertisements they receive regarding the Company, which are not officially disseminated by the Company and/or filed on a reputable financial website such as Yahoo.com/finance or prnewswire.com, or similar websites. Furthermore, we strongly caution potential investors to read the Company’s latest SEC filings at www.sec.gov and to review the Company’s disclosures regarding its financial position and results of operations and the conditions precedent which must occur before the closing of the proposed merger with Cryobanks, before making any investment in the Company.

Furthermore, we would like to make it clear that the proposed Merger with Cryobanks is subject to Cryobanks raising a substantial amount of money, which to the best of our knowledge, Cryobanks has not raised to date, and as such, we can provide no assurances that the proposed merger will close and/or that our operations will ever change from our current parking and related services to cord blood storage and cell stem research.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

Exhibit 99.1*	Press Release regarding the unauthorized dissemination of information regarding the Company’s operations

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTEM, INC.

By: /s/ Marc Ebersole
Marc Ebersole
Chief Executive Officer

Dated:  May 24, 2007